Exhibit 99.4

STATE OF DISASTER EMERGENCY PROCLAMATION

Executive Department

State of Kansas

Topeka, Kansas

By the Governor

By virtue of the authority vested in me by the Kansas Emergency Management Act, Chapter 48, Article 9, of the Kansas Statutes Annotated, to meet the inherent dangers of disasters to which the State and its citizens have been exposed, and upon advice of the State Adjutant General as the Director of the Division of Emergency Management, I hereby proclaim a State of Disaster Emergency as follows:

NATURE OF THE DISASTER:

Low temperatures with sub-zero wind chills over the past several days accompanied by snow, sleet, and freezing rain across the state have caused stress on the energy infrastructure. Power outages and critical energy supply shortages are anticipated over the next few days. Communities are feeling the impacts with water main breaks, the need for warming stations, and seeing an increase in the demand for natural gas and electricity.

DATE THAT DISASTER AFFECTED THE AREA:

February 14, 2021 and continuing

AREA AFFECTED BY THE DISASTER:

All Kansas counties and Federally Recognized Indian Tribes in Kansas

I hereby proclaim, direct, and order the Adjutant General of the State of Kansas to activate the disaster response and recovery portions of the Kansas Response Plan and to utilize all available resources of the state to cope with the disaster as necessary. The Adjutant General shall coordinate local and inter-jurisdictional disaster plans applicable to the political subdivisions of areas affected by this Proclamation.

Any or all of the powers conferred upon the Governor by the Kansas Emergency Management Act may be delegated to the Adjutant General as deemed appropriate during this period of proclaimed State of Disaster Emergency. This may be delegated by written orders or oral orders subsequently reduced to writing with reference to this Proclamation.

I hereby suspend the provisions of any regulatory statute prescribing the procedures for conduct of state business, or the order or rules and regulations of any state agency which implements such statute, if strict compliance with the provisions of such statutes, order or rule and regulation would prevent, hinder, or delay in any way necessary action in coping with the disaster as set forth in KSA 48-925(c)(l).

I hereby direct state agencies to implement necessary continuity activities to ensure the delivery of essential functions that include continuity of operations (COOP) planning with pandemic considerations applied.

This Proclamation shall be filed promptly with the Division of Emergency Management, the Office of the Secretary of State and each city clerk or county clerk, as appropriate, in the area to which this Proclamation applies. Further dissemination of this Proclamation shall occur by means calculated to bring its contents to the attention of the general public.

DONE At the Capitol in Topeka

Under the Great Seal of the State

this 14th, day of February

A.D., 2021

BY THE GOVERNOR

Secretary of State

Assistant Secretary of State